Exhibit 4.8

NEITHER THIS WARRANT NOR THE SHARES UNDERLYING THIS WARRANT MAY BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS (A) THEY ARE COVERED BY A REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THERETO, EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) SUCH SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THAT ACT.

FREECAST, INC.

WARRANT TO PURCHASE
2,500,000 SHARES OF COMMON STOCK

FOR VALUE RECEIVED, William A. Mobley, Jr., an individual (“Mobley”), is entitled to purchase, subject to the provisions hereof, from FREECAST, INC., a Florida corporation (the “Company”), Two Million Five Hundred Thousand (2,500,000) fully paid, validly issued and non-assessable shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”), at a price equal to Twenty-Five Cents ($0.25) per share. The right to purchase the Shares under this Warrant is exercisable, in whole or in part, at any time subsequent to July 15, 2017 but prior to 5:00 p.m., Eastern time, on December 30, 2022; provided, however, that, upon the occurrence of a Change in Control of the Company (as such term is hereinafter defined), the right to purchase the Shares under this Warrant shall become immediately exercisable in full.

The Shares deliverable upon exercise of this Warrant (including any adjusted number of Shares issuable pursuant to the provisions of this Warrant) are hereinafter sometimes referred to as “Warrant Shares” and the exercise price per Share in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.” This Warrant and all warrants issued upon transfer, division or in substitution hereof are hereinafter sometimes referred to as the “Warrants.”

1.            Exercise of Warrant.

(a)          Subject to the other provisions set forth herein, this Warrant may be exercised by presentation and surrender to the Company at its principal office, or at the office of its principal stock transfer agent, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the Warrant Shares. Payment shall be made by wire transfer, electronic funds transfer or by certified or official bank check. As soon as practicable after the exercise of this Warrant, and in any event within three New York Stock Exchange, Inc. trading days, the Company shall issue and deliver to the Holder a certificate or certificates representing the number of Shares issuable upon the exercise of this Warrant (or such lesser number as shall be indicated on the Purchase Form), registered in the name of the Holder or his designee. Such certificate(s) shall bear a restrictive legend restricting the transferability of such shares under the Securities Act of 1933, as amended (the “Act”).

(b)          If this Warrant is exercised only in part, the Company also shall issue and deliver to the Holder a new Warrant, substantially in the form of this Warrant, covering the number of Warrant Shares which then remain issuable hereunder.

(c)          The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Warrant Shares on exercise of this Warrant.

2.           Reservation of Shares. The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued capital stock, for issuance on exercise of this Warrant, such number of Shares as shall be required for issuance and delivery upon exercise of this Warrant.

3.           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

4.           Loss or Destruction of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall not constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

5.           Rights of a Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

6.           Change in Control. “Change in Control of the Company” means any change in control of the Company of a nature which would be required to be reported (a) in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date of this Warrant, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) in response to Item 1.01 or 5.01 of the Current Report on Form 8-K, as in effect on the date of this Warrant, promulgated under the Exchange Act, or (c) in any filing by the Company with the United States Securities and Exchange Commission, regardless of whether the Company is subject to the reporting provisions of the Exchange Act; provided, however, that. without limitation, a Change in Control of the Company shall be deemed to have occurred if:

(a)          subsequent to the date of this Agreement, any “person” (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company, any subsidiary of the Company or any compensation, retirement, pension or other employee benefit plan or trust of the Company or any subsidiary of the Company, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company or any successor to the Company (whether by merger, consolidation or otherwise) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

2

(b)           during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director at the beginning of such period has been approved in advance by the directors representing at least two-thirds of the directors then in office who were directors at the beginning of such period;

(c)           the Company shall merge or consolidate with or into another corporation or other entity, or enter into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving corporation or entity outstanding immediately after such merger or consolidation;

(d)           the Company shall sell, lease, exchange or otherwise dispose of all or substantially all of its assets, or enter into a binding agreement for the sale, lease, exchange or other disposition of all or substantially all of its assets, in one transaction or in a series of related transactions; or

(e)           the Company shall liquidate or dissolve, or any plan or proposal shall be adopted for the liquidation or dissolution of the Company.

7.             Anti-Dilution Rights.

(a)           If at any time after the date hereof the Company declares or authorizes any dividend (other than a cash dividend), stock split, reverse stock split, combination, exchange of Shares, or there occurs any recapitalization, reclassification (including any consolidation or merger), sale or acquisition of property or stock, reorganization or liquidation, or if the outstanding Shares are changed into the same or a different number of Shares of the same or another class or classes of stock of the Company, then the Company shall cause effective provision to be made so that the Holder shall, upon exercise of this Warrant following such event, be entitled to receive the number of shares of stock or other securities or the cash or property of the Company (or of the successor corporation or other entity resulting from any consolidation or merger) to which the Warrant Shares (and any other securities) deliverable upon the exercise of this Warrant would have been entitled if this Warrant had been exercised immediately prior to the earlier of (i) such event and (ii) the record date, if any, set for determining the stockholders entitled to participate in such event, and the Exercise Price shall be adjusted appropriately so that the aggregate amount payable by the Holder upon the full exercise of this Warrant remains the same. The Company shall not effect any recapitalization, reclassification (including any consolidation or merger) unless, upon the consummation thereof, the successor corporation or entity shall assume by written instrument the obligation to deliver to the Holder the shares of stock, securities, cash or property that the Holder shall be entitled to acquire in accordance with the foregoing provisions, which instrument shall contain provisions calculated to ensure for the Holder, to the greatest extent practicable, the benefits provided for in this Warrant.

3

(b)           If, pursuant to the provisions of this paragraph 7, the Holder would be entitled to receive shares of stock or other securities upon the exercise of this Warrant in addition to the Shares issuable upon exercise of this Warrant, then the Company shall at all times reserve and keep available sufficient shares of other securities to permit the Company to issue such additional shares or other securities upon the exercise of this Warrant.

(c)           The Company shall at any time if so requested by the Holder furnish a written summary of all adjustments made pursuant to this paragraph 7 promptly following any such request.

8.           Registration of Securities. The Holder shall have the right at any time and from time to time to require the Company to register the Warrant and the Warrant Shares for resale to the public under the Act and any applicable state securities or blue sky laws. Any request for such registration shall be made by delivery of written notice to the Company. The Holder shall promptly furnish to the Company such information as the Company shall reasonably request to enable it to prepare and file any and all required registration statements and amendments thereto. Except as may be required by law, the Company shall pay all fees and costs incurred in connection with the preparation and filing of any registration statement with the Securities and Exchange Commission and any applicable state securities authority.

9.           Survival. Any obligation of the Company under this Warrant, the complete performance of which may require performance beyond the term of this Warrant, shall survive the expiration of such term.

10.         Amendments and Waivers. The respective rights and obligations of the Company and the Holder may be modified or waived only by a writing executed by the party against whom the amendment or waiver is to be enforced.

11.         Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the provisions regarding the conflicts of law thereof.

12.         Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter.

4

13.          Headings. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered by its undersigned officer thereunto duly authorized as of December 31, 2012.

FREECAST, INC.

By:
Marjorie Lieberman,
Secretary

5

PURCHASE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant as to ___________ Shares and hereby makes payment of $ __________ in payment of the actual exercise price thereof.

INSTRUCTIONS FOR REGISTRATION OF COMMON STOCK:

Name:
(Please typewrite or print in block letters)

Address:

Dated:

Signature:

6